Sheet1

THIS PROPOSAL HAS PASSED

			FINAL Proxy Results - ML Arkansas Municipal Bond Fund
			1st Meeting Date: May 29, 2001
			2nd Meeting Date: June 26, 2001
			3rd Meeting Date: July 6, 2001
			4th Meeting Date: July 13, 2001
			Record Date: April 2, 2001
			As of: July 13, 2001

				Units Voted

			Votes Needed
	Shares Needed	Outstanding	Two-Thirds of				Total Units
All Classes	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted

Merger of ML Arkansas Municipal Bond	-9,763	467,400	311,600	321,363	17,178	6,735	345,276
into ML Municipal Bd Fund - National Portfolio

				Units Voted

			Votes Needed
CLASS B	Shares Needed	Outstanding	Two-Thirds of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted

Merger of ML Arkansas Municipal Bond
into ML Municipal Bd Fund - National Portfolio	-3,542	232,215	154,810	158,352	14,464	200	173,016

				Units Voted

			Votes Needed
CLASS C	Shares Needed	Outstanding	Two-Thirds of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted

Merger of ML Arkansas Municipal Bond
into ML Municipal Bd Fund - National Portfolio	-5,363	80,923	53,949	59,312	2,513	0	61,825

				Units Voted

			Votes Needed
CLASS D	Shares Needed	Outstanding	Two-Thirds of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted

Merger of ML Arkansas Municipal Bond
into ML Municipal Bd Fund - National Portfolio	-6,586	32,414	21,610	28,196	0	2,342	30,538

Voting Requirements:
The approval of the Proposal requires the affirmative vote of the shareholders of each State Fund, voting together as a single class, representing two-thirds of the outstanding shares entitled to be voted thereon, and (a) the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/27/2001
By Vania Allen